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                                                                      EXHIBIT 12



               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
      COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1999
                      (Amounts in millions, except ratios)



                                                1999   1998   1997   1996   1995
============================================= ====== ====== ====== ====== ======
Income (loss) from continuing operations(a)   $  699 $  400 $  245 $  486 $  325
                                              ------ ------ ------ ------ ------

Add:
    Provision (credit) for taxes on income
       (other than foreign oil and gas taxes)    306    204     47     99    155

    Interest and debt expense(b)                 515    576    446    492    591

    Portion of lease rentals representative
       of the interest factor                     31     36     39     38     43
                                              ------ ------ ------ ------ ------
                                                 852    816    532    629    789
                                              ------ ------ ------ ------ ------
Earnings before fixed charges                 $1,551 $1,216 $  777 $1,115 $1,114
                                              ====== ====== ====== ====== ======
Fixed charges
    Interest and debt expense including
       capitalized interest(b)                $  522 $  594 $  462 $  499 $  595

    Portion of lease rentals representative
       of the interest factor                     31     36     39     38     43
                                              ------ ------ ------ ------ ------
    Total fixed charges                       $  553 $  630 $  501 $  537 $  638
                                              ====== ====== ====== ====== ======

Ratio of earnings to fixed charges              2.80   1.93   1.55   2.08   1.75
============================================= ====== ====== ====== ====== ======

(a) Includes: 1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges, and 2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.